Exhibit 10.99

TECHNICAL SERVICES AGREEMENT

THIS TECHNICAL SERVICES AGREEMENT (the “Agreement”) is entered into as of this 26th day of April, 2005, between CROWN MEDIA INTERNATIONAL LLC (“Buyer”), a Delaware limited liability company, with its principal offices at 6430 S. Fiddlers Green Circle, Suite 225 Greenwood Village, Colorado 80111 and CROWN MEDIA UNITED STATES, LLC (“CMUS”), a Delaware limited liability corporation, with its principal offices at 12700 Ventura Blvd., Studio City, California 91604.

WHEREAS, Buyer is engaged in the provision of television post-production, origination, compression, authorization and transmission services at its Network Operations Center facility (as defined below);

WHEREAS, CMUS operates a television programming service delivering CMUS’ program channels or program content, including, but not limited to an East and West Coast regional feed of the Hallmark Channel and Hallmark Movie Channel as such channels are more particularly described in Exhibit A(1) hereto (the “Channel” or the “Channels”), and CMUS desires to engage Buyer for the non-exclusive provision of the services specified in Paragraph 1; and

WHEREAS, a purchase and sale agreement is being entered into between CM Intermediary LLC (as Seller) and Rightfolder Limited (as Buyer), dated as of the date hereof, for the sale and purchase, inter alia, of all the membership interests of Buyer (the “Purchase and Sale Agreement”).

NOW, THEREFORE, in consideration of the mutual terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             SERVICES AND FACILITIES PROVIDED BY BUYER.  During the Service Term (as defined below), Buyer will render to CMUS in relation to the Channels the services (the “Services”) as described in Exhibits A though D attached hereto, in accordance with the additional terms and conditions specified in Exhibits E and F attached hereto, each as incorporated herein by reference.  In the event of any conflict between any Exhibit and Paragraphs 1 to 14 of this Agreement, Paragraphs 1 to 14 shall prevail.  The Exhibits are:

EXHIBIT A - ORIGINATION SERVICES

EXHIBIT B - TRANSMISSION AND COMPRESSION SERVICES

EXHIBIT C - POST-PRODUCTION SERVICES PRICES

EXHIBIT D - SATELLITE RECEPTION AUTHORIZATION SERVICES

EXHIBIT E - REPORTING SERVICE PROBLEMS

EXHIBIT F - SERVICES

The Services shall be rendered by Buyer at the Network and Production Operations Center (the “NOC”), 6430 S. Fiddlers Green Circle, Suite 225, Greenwood Village, Colorado 80111.  Uplink and satellite transponder services shall be provided by a third party contracted by CMUS.  Notwithstanding the above, CMUS may elect to cancel the Services provided hereunder in respect of one (1) of the Channels upon six (6) months prior written notice to Buyer, such cancellation to take effect at the earliest upon expiry of the third year of the Service Term (the “Cancellation Option”).  CMUS may also elect, upon six (6) months prior written notice to Buyer, to extend any part of the Services for up to two additional channels (the “Additional Channels” and each an “Additional Channel”) for the remainder of the Service Term upon the terms set out herein (the “Additional Channel Option(s)”).

2.             SERVICE TERM.  Subject to the provisions of Paragraph 10, this Agreement shall be effective from Closing (as defined in the Purchase and Sale Agreement) (the “Effective Date”) and shall continue for a period of seven (7) consecutive years following the Effective Date or until such further time as the parties shall mutually agree (“the “Service Term”).

3.                                      EQUIPMENT AND INSURANCE.

3.1           For the duration of the Service Term, CMUS appoints Buyer as a non-exclusive provider of Services and Buyer agrees to provide to CMUS the Services, including redundancy protection and operating standards equivalent to the redundancy protection and operating standards as in effect at the Effective Date, utilizing substantially the same equipment and personnel staffing support levels that it has utilized to provide the Services prior to the Service Term and which meet the standards and requirements set out in the Exhibits (the “Service Standard”).  Buyer may substitute other equipment for the equipment utilized to provide the Services on the Effective Date, provided that such equipment has substantially the same operating standards and capabilities as the equipment it replaces and is compatible with the CMUS equipment with which it is required to interface.

3.2           During the Service Term, each of Buyer and CMUS shall, at its own expense and only to the extent that the same is available at reasonable cost, provide and maintain:

3.2.1        Statutory Workers’ Compensation coverage for all of its employees rendering services or who are responsible for interfacing with those rendering services under this Agreement, including occupational disease coverage, as required by applicable law, and employer’s liability with limits of at least $1,000,000 bodily injury each accident, $1,000,000 bodily injury by disease each employee and $1,000,000 bodily injury by disease in the aggregate.  The policy must be endorsed to include “all states” coverage;

3.2.2        Comprehensive General Liability Insurance, including media liability, written on an “occurrence” basis with a combined single limit of at least $2,000,000 per occurrence, and $5,000,000 in the aggregate for bodily injury and property damage in a form providing coverage not less than a standard commercial general liability policy including hazards of operation coverage, broad form property damage liability coverage, media liability, products/completed operations coverage and broad form contractual coverage with liability limits equal to at least the above limits.  Each party shall upon request add the other as an additional insured under the CGL policy; and

3.2.3        Errors and Omissions Liability Insurance including blanket contractual liability coverage sufficient to cover indemnifications extended in Paragraph 13 below with a limit of not less than $5,000,000 per occurrence and in the aggregate.

3.2.4        All required insurance must be from companies with at least an A.M. Best rating of “A-”. Each party shall furnish the other party on request with satisfactory evidence of the required insurance in the form of a certificate of insurance prior to the commencement of the Services and at any time thereafter upon request. At least thirty (30) days’ prior written notice must be given in the event of cancellation or material change to the insurance.

4.                                      SERVICE PROBLEMS AND INTERRUPTIONS.

4.1           Reporting.  Buyer shall report all continuing Service Interruptions (as defined in Exhibit F) to CMUS as soon as is reasonably practicable, but in no event later than one hour after they first occur, using the procedures (i.e., form of notification and parties notified) in effect as of the date hereof.  At the time of the report, Buyer will advise Buyer of the action it intends to take to correct the Service Interruption and will promptly take such corrective action unless such Service Interruption arises in the circumstances described in Paragraph 4.3 below.  Buyer will notify CMUS when the Service Interruption has been corrected.  Buyer shall take the same corrective actions with respect to Service Interruptions reported by CMUS.  Buyer shall report any Service Interruptions that are not re-occurring or are corrected immediately after they occur to CMUS within 48 hours.

4.2           Service Interruption Credits.  So long as this Agreement has not been terminated and CMUS is not in material breach of any of the material provisions of this Agreement, CMUS shall, subject to the terms of this Agreement, be entitled to Service Interruption Credits for Service Interruptions, calculated in accordance with Exhibit F.

4.3           Force Majeure.  For the purposes of this Paragraph 4.3, as well as Paragraphs 4.4 through 4.6 below, “Force Majeure Condition” shall mean in relation to either party, an event or circumstance beyond the reasonable control of that party including without limitation (i) damage to any equipment or Service Interruption caused by electrical storms, fire, weather, flood, natural disaster, national emergency or war, sabotage, riots, governmental authority, acts of God, wilful or criminal misconduct of third parties unaffiliated with Buyer or CMUS, or forces outside the control of either Buyer or CMUS; (ii) interference from other communications systems, whether licensed or not, that use the same frequency bands as the Services herein; (iii) any interruption or out-of specification performance of any associated satellite transponders; (iv) conditions, which are beyond the control of Buyer, that threaten the safety of operations and maintenance personnel; (v) occasional Service Interruptions due to passing of the sun within the beamwidth of any associated receive antenna system(s) during the spring and fall equinox periods; (vi) outage, interruption or degradation due to atmospheric attenuation of signals; (vii) such planned Service Interruptions for testing or maintenance as may be agreed to in advance between CMUS and Buyer, with CMUS’s agreement not to be unreasonably withheld or delayed; (viii) any action or failure of CMUS where the action or failure of CMUS is the predominant cause of a Service Interruption; and/or (ix) compliance by Buyer with action by any court, agency, legislature or other governmental or regulatory authority of competent jurisdiction that makes it unlawful for Buyer to provide the Services or any part thereof in accordance with this Agreement.  For as long as a Force Majeure Condition subsists, the provisions of Paragraph 10.2 shall not apply and CMUS shall not be entitled to any Service Interruption Credits, except as provided below.  Any lack or shortage of funds shall not be capable of being a Force Majeure Condition.

In the event of a Force Majeure Condition, the parties shall:

(a)          for the first 24 hours that the Force Majeure Condition subsists (the “Initial Period”), fully co-operate to ascertain the cause of the Force Majeure Condition and to identify means to repair or correct such a problem, during which period CMUS shall continue to be liable to pay the applicable Service Fee and during which time Buyer shall use reasonable efforts to promptly repair or correct such a problem; and

(b)         after the end of the Initial Period and for a further 90 days (the “Suspension Period”), subject to the provisions of Paragraph 4.4 below, continue to fully co-operate to ascertain the cause of the Force Majeure Condition and to identify means to repair or correct such a problem, during which time neither party shall be responsible for or be in breach of this Agreement as a result of, be held liable for any damages, claims, losses, or costs and expenses on account of, in the case of Buyer, any Service Interruption or any failure to provide any Services hereunder, if such interruption or failure occurs due to a Force Majeure Condition, and in the case of CMUS, the obligation to pay the relevant Service Fees. To the extent the Service Fees have been prepaid for such Suspension Period, however, CMUS will receive a Service Interruption Credit for the Suspension Period.

(c)          Unless CMUS shall have exercised its rights to terminate this agreement in accordance with Paragraph 4.4 below, Buyer shall notify CMUS immediately once the Force Majeure Condition no longer applies and the Suspension Period shall immediately cease and both parties shall immediately resume performance of their respective obligations under this agreement

4.4           Replacement Service Providers.  During any Initial Period or Suspension Period, subject to CMUS continuing to fully co-operate with Buyer, pursuant to Paragraph 4.3 above, CMUS will have the right to seek an alternative service provider for the provision of services to replace those Services subject to the Force Majeure Condition (a “Replacement Service Provider”).  If CMUS, acting reasonably after consideration of the good faith estimates of Buyer as to the duration and remedy of the Force Majeure Condition, contends that the Force Majeure Condition is incapable of resolution within a reasonable time period and CMUS is required by a Replacement Service Provider to enter into an agreement for a term which extends beyond Buyer’s estimated resolution date and which agreement may not be terminated prior to that date without penalty, CMUS shall notify Buyer of the same and either party hereto may immediately terminate this Agreement.

4.5           Where a Force Majeure Condition of the nature set out in Paragraph 4.3(ii) occurs, Buyer shall use reasonable efforts to promptly repair or correct such problem.  CMUS hereby represents and warrants that no material occurrences of interference of the sort envisaged in Paragraph 4.3(ii) affecting the Services have occurred prior to the Service Term.

4.6           Where a Force Majeure Condition of the nature set out in Paragraph 4.3(ix) occurs, Buyer shall provide written notice to CMUS of any such action as soon as is reasonably possible and no later than two (2) business days of Buyer receiving such notice from any court, agency, legislature or other government authority.

5.                                      SERVICE FEES.

5.1           Service Fees.  In consideration of the Services provided hereunder, CMUS shall pay to Buyer a service fee per Channel (“Service Fee”).  In year one (1) of the Service Term, the per annum Service Fee shall be one million, one hundred thousand US dollars (US$ 1,100,0000) so that subject to the exercise by CMUS of its option to require Buyer to provide Services in respect of any Additional Channel in accordance with Paragraph 1 above, Service Fees in year one of the Service Term shall be payable in respect of not less than three (3) Channels with aggregate Service Fees of three million, three hundred thousand US dollars (US$ 3,300,000).  The Service Fee for any Additional Channel shall be equal to seventy per cent (70%) of the Service Fee for a Channel, provided that the service and equipment required for such Additional Channel do not substantially exceed that required for one of the Channels of the Hallmark Channel.  By way of example, but without limiting the generality of the foregoing, the service and equipment required for any high definition channel shall substantially exceed that required for the current Hallmark Channel.  Any additional costs will be negotiated in good faith at the time service requirements are defined.  The annual Service Fee for all Channels shall increase each year of the Service Term by the actual percentage increase in the cost of living over the preceding year measured by reference to the United States Retail Price Index.  If CMUS exercises the Cancellation Option and either of the Additional Channel Options in accordance with Paragraph 1 above, then the Service Fee payable in respect of the first Additional Channel shall be the same as the Service Fee payable for the Channel cancelled in exercise of the Cancellation Option.  If CMUS exercises the Cancellation Option, then no further Service Fees will be payable for such Channel and Buyer shall apply the balance of the amount of License Fee paid on execution of this Agreement in respect of that Channel against further Monthly Service Fees (as defined in section 5.2 below) payable in respect of the remaining Channels.

5.2           CMUS shall pay to Buyer upon execution of this Agreement a sum of $12,643,062, being fifty per cent (50%) of the Service Fees payable by CMUS for the Channels over the Service Term, including a total “cost of living” adjustment of 3%, compounded annually.  Buyer shall submit to CMUS an invoice for 1/84 of the balance of the Service Fee, as increased by any annual inflation adjustments, monthly in arrears each month of the Service Term (the “Monthly Service Fees”), which invoices shall include and itemize all applicable Taxes (as defined in Paragraph 7, below), if any.  CMUS shall pay each invoice within 45 days of receipt.  Interest at a rate of 5% over the US$ prime rate offered by the Bank of America from time to time per annum per month (or at the highest allowable rate under law, whichever is lower) will accrue upon all unpaid balances outstanding after the due date of the invoice.  Payment shall be sent to the following address: Crown Media International, LLC, Accounts Receivable Dept., 6430 S, Fiddlers Green Circle, Suite 225, Greenwood Village, CO 80111, or such other address as Buyer may designate from time to time by written notice thereof to CMUS.

6.                                      COMPLIANCE WITH APPLICABLE LAWS.

6.1           Buyer’s Obligations.  Buyer shall prepare, apply for and maintain all governmental permits, licenses and authorizations necessary or commercially appropriate to perform the Services.

6.2           Applicable Laws.  This Agreement is subject to all applicable federal, state and local laws and regulations and orders of governmental agencies, as in effect from time to time in the United States, including but not limited to, the Communications Act of 1934 and the rules and regulations of the FCC or any other applicable governing body.  Either party may terminate this Agreement without further liability if ordered to do so by the final order of a court or other governmental agency or if such order or ruling would make it impossible for either such party to carry out its obligations under this Agreement.

7.             TAXES.  CMUS acknowledges and understands that all charges are computed exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes) charged or chargeable to CMUS for the Services provided to CMUS (the “Taxes”) and CMUS shall pay all such taxes simultaneously with the payment of all invoiced charges or, as applicable, reimburse Buyer for such taxes when due and payable to the taxing authorities.  These Taxes may include CMUS’ pro rata share of any “Universal Service Fund” tax or charge required by the Communications Act of 1996 which arises from CMUS’ use the telecommunications services provided hereunder.

8.             CMUS CONTENT OBLIGATIONS.  CMUS shall be solely responsible for all content transmitted by Buyer as part of the Services provided hereunder and CMUS warrants that no element of the content shall be defamatory, or will, when transmitted by Buyer, violate or infringe upon any copyright, trademark, patent and/or any other third party right including without limitation any intellectual property, neighbouring, moral, privacy, publicity, performers’ contractual or confidentiality rights, or any other right whatsoever or violate any law.  Further, to the extent to which Buyer is not otherwise obligated hereunder as part of the Services, CMUS shall make all arrangements with other common carriers, stations, networks, sponsors, music licensing organizations, performers, representatives or other parties for the authorizations necessary to avail itself of the Services.  Buyer shall not make any changes, modifications or alterations to the content of the signal, unless expressly instructed by CMUS and agreed to by Buyer.

9.             CONFIDENTIALITY.  Each party to this Agreement agrees that all terms and conditions of this Agreement and all confidential information furnished by either party hereunder shall be used only in performance of this Agreement, treated as confidential and not disclosed to anyone other than those who have a need to use such confidential and proprietary information for the purposes of this Agreement.  The foregoing restrictions and obligations shall not apply with respect to any information which:  (i) is or become generally available to the public through any means other than a breach by the receiving party of its obligations under this Agreement; (ii) was in the possession of the receiving party without obligation of confidentiality prior to receipt under this Agreement; (iii) is disclosed to the receiving party without an obligation of confidentiality by a third party who has the right to make such disclosure; (iv) is developed independently by or on behalf of the receiving party without use of or benefit from the confidential or proprietary information; (v) is required to be disclosed by a court or governmental agency of competent jurisdiction, provided that the party whose information is to be disclosed is given prompt notice of such requirement and an opportunity to contest to the extent permitted by the court or governmental agency; or (vi) is disclosed subject to the same provisions as regards confidentiality as are contained herein to agents or institutions associated with financing and to investors or potential investors or to legal and financial advisors.  Except for any announcement intended solely for the internal distribution within either Buyer or CMUS as the case may be (and which is not subsequently distributed externally of the relevant organization), or any disclosure required by legal, accounting or regulatory requirements, all media releases that refer to the other party hereto (including, but not limited to, promotional or marketing material) by Buyer and CMUS or their related companies shall be subject to the written approval of the other party prior to the release thereof, such approval not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, CMUS and Buyer may state, without prior approval, in their promotional and advertising material that services of the type comprised in the Services are provided to CMUS by Buyer.

10.          TERMINATION.  This Agreement may be terminated prior to the end of the Service Term as provided in this Paragraph 10 and the rights and remedies of the Parties upon such termination shall be as set forth in this Paragraph.

10.1         Termination for Cause.  Either party (the “Non-Defaulting Party”) may terminate this Agreement with immediate effect by prior written notice to the other party on or at any time after a material and irremediable breach of this Agreement by the other party (the “Defaulting Party”) or, if such material breach is remediable, if such material breach is not cured or remedied by the Defaulting Party within 30 days starting on the day of its receipt of written notice regarding such breach from the Non-Defaulting Party stating that failure to remedy such breach may give rise to termination under this Paragraph.

10.2         For Major Signal Outages or Significant Service Interruptions.  CMUS may terminate this Agreement upon thirty (30) days’ written notice in the event of a “Major Signal Outage” or “Significant Service Interruption” as follows:

(a) For “Major Signal Outages”:

(i)  A Major Signal Outage which continues for a period exceeding twenty-four (24) hours;

(ii)  Five (5) Major Signal Outages of one minute or more within any ninety (90) day period; or

(iii)  Ten (10) Major Signal Outages of one minute or more within any twelve (12) month period.

A “Major Signal Outage” is defined as Buyer’s complete failure to deliver a Channel signal to the Uplink Provider (as defined in Paragraph 5 of Exhibit B) or the delivery to the Uplink Provider of a Channel signal in which the audio or video is substantially degraded so as to be apparent to the average viewer.

(b)  For “Significant Service Interruptions”:

(i) Thirty (30) Significant Service Interruptions within any ninety (90) day period; or

(ii) Ninety (90) Significant Service Interruptions with any twelve (12) month period.

A “Significant Service Interruption” is a Service Interruption (as defined in Exhibit F) involving either the wrong or an omitted program, commercial, or promotional spot or similar programming element.  Omitted logos, “violators” or other minor elements are not considered “Significant Service Interruptions.”

Any Major Signal Outages or Significant Service Interruptions arising as a result of CMUS’ failure to timely perform any of its express or implied obligations or provide materials and accurate elements under this Agreement, including without limitation to the generality of the foregoing all program or channel schedules, program logs, accurately labeled program tapes, commercials, or as a result of any other breach of this Agreement by CMUS, shall not be considered a Major Signal Outage or Significant Service Interruption for the purposes of this Paragraph 10.2.  In the event that a single failure, event, or common cause results in a simultaneous Major Signal Outage or Significant Service Interruption on more than one Channel, such event shall be considered one Major Signal Outage or Significant Service Interruption.

Such right of termination may be exercised by providing written notice to Buyer thereof (the “Termination Notice”) within 45 days of the date CMUS’ right of termination first arises, along with the date upon which the termination will be effective.  If the Termination Notice is not given within the 45 day period, CMUS will not have a further termination right until Buyer has again defaulted in the manner set out in (a) to (c) above.

10.3         CMUS may terminate any or all of the Services hereunder at any time without cause by providing Buyer a minimum of ninety (90) days’ prior written notice of such intended termination, accompanied (except for termination of Services for one Channel pursuant to Paragraph 1) by payment of 75% of the Service Fees as due hereunder for the remainder of the applicable Service Term.

10.4         If CMUS legitimately exercises its rights to terminate this Agreement pursuant to Paragraphs 10.1 or 10.2, no further Service Fees will be payable and any Service Fees prepaid for the periods remaining in the Service Term following the effective date of termination will be refunded by Buyer to CMUS within thirty (30) days of such effective date of termination.

11.          NOTICES.  All notices, demands, requests, or other communications which may be or are required to be given or made hereunder or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally, or sent by overnight messenger, or sent by facsimile transmission, or mailed by first-class certified mail with return receipt requested, addressed as follows:

If to CMUS:
Crown Media United States, LLC
12700 Ventura Blvd. Suite 200
Studio City, CA 91604
Attention: Brian Stewart, CFO
Telephone: (818) 755-2648
Facsimile: (818) 755-2564

With a copy to:
Legal Department
Crown Media Holdings, Inc.
12700 Ventura Blvd.
Studio City, CA 91604
Attn: Charles Stanford, General Counsel
Telephone: (818) 755-2469
Facsimile: (818) 755-2461

If to Buyer:
Crown Media International, LLC
6430 S. Fiddlers Green Circle, Suite 225
Greenwood Village, Colorado 80111
Attn: Richard Buchanan, Sr. Vice President
Telephone: (303) 967-4616
Facsimile: (303) 220-8679

with copies to:
Crown Media International, LLC
6430 S. Fiddlers Green Circle, Suite 225
Greenwood Village, Colorado 80111
Attn: Charles Zabilski, Vice President
Telephone: (303) 220-7990
Facsimile: (303) 220-7660

Either party may designate by notice in writing a new address or addressee to which any notice, demand, request, or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication shall be deemed to have been duly given or made as follows:

(i)                                     if personally delivered, upon delivery at the address of the relevant party;

(ii)                                  if sent by overnight courier, such time as it is delivered to the addressee (with signed messenger or delivery receipt being deemed conclusive evidence of such delivery);

(iii)                               if sent by certified mail, upon the date of delivery shown in the signed receipt; or

(iv)                              if sent by facsimile, when dispatched and confirmation of receipt is received.

12.                               GENERAL.

12.1         Entire Agreement.  This Agreement, together with Exhibits A through F, constitutes the entire and only understanding of the parties hereto and supersedes all prior agreements, whether oral or written, relating to the subject matters specifically expressed herein.  Neither party has been induced to enter into this Agreement in reliance upon, nor has any party been given any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than are set out in this Agreement including the Exhibits attached hereto and the Purchase and Sale Agreement including any Exhibits attached thereto.  This Agreement cannot be modified or changed except as agreed in writing by both parties hereto.

12.2         Relationship.  It is expressly understood that the parties to this Agreement intend to establish the relationship of independent contractors, and nothing in this Agreement and no action taken by the parties pursuant to this Agreement will constitute, or be deemed to constitute, the parties in the relationship of principal and agent or to create a joint venture, partnership, association or other cooperative entity between themselves or their respective successors in interest, and at no time will either of the parties have the authority to hold itself out as the agent of the other or as being empowered to bind the other in any way whether contractually or otherwise.

12.3         Waiver.  No delay or failure of Buyer or CMUS to insist on performance of any of the terms or conditions herein or to exercise any right, power or privilege shall be construed to be a waiver thereof or a waiver of any other terms, conditions or privileges, whether of the same or similar type.  No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties hereto.

12.4         Assignment.

(a)           This Agreement is personal to the parties and accordingly (except as provided below) no party without the prior written consent of the others shall assign, transfer or declare a trust of the benefit of all or any of the other party’s obligations nor any benefit arising under this Agreement.  Notwithstanding anything contained herein to the contrary, at no time shall any such assignment relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by the other party hereto in its sole discretion.

(b)           Any party may (without the consent of the others) assign to an Affiliate the benefit of all or any of the parties’ obligations or any benefit it enjoys under this Agreement provided, however, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Affiliate and that immediately before ceasing to be an Affiliate the assignee shall assign the benefit to an Affiliate of the party concerned.

(c)           Buyer may assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of debt securities and/or financial institutions(s) and/or hedge counterparties and/or any other person lending money or making other banking facilities available to Buyer or any Affiliate of Buyer in connection with the acquisition of the Purchased Interests described in the Purchase and Sale Agreement and/or any refinancing of the existing debt of any Group Member or to any financiers who provide funds on or in connection with any subsequent refinancing of such funding or to any person from time to time appointed by any financier to act as security trustee on behalf of such financier; without limitation to the foregoing, any such person or financier may assign such rights on any enforcement of the security under such finance arrangements.

For purposes of this Section 12.4, the term “Affiliate” shall have the same meaning as set out in Section 10.4 of the Purchase and Sale Agreement.

12.5         Interpretation.  As used herein, the singular shall include the plural and the plural may refer to only the singular.  The use of any gender shall be applicable to all genders.  The captions contained herein are for purpose of convenience only and are not part of the Agreement.

12.6         Governing Law.  This Agreement (including any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed and interpreted by the laws of the State of New York, without regard to conflict of law rules.

12.7         Arbitration. The parties hereto irrevocably agree that each and every controversy or claim arising out of, or in connection with or relating to this Agreement or the interpretation, performance or breach thereof shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association or its successor and in accordance with applicable law but subject to the following agreed provisions.  The arbitration shall be conducted in New York, New York, and the proceedings shall be kept confidential.  Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth under the signature lines above.  Each dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:  each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal; if either party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall at the request of that party be appointed by the American Arbitration Association; if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed on the nomination of the American Arbitration Association at the written request of either party; and should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.  All arbitrators shall be of good reputation and character and shall be highly knowledgeable of entertainment industry matters.  CM shall pay one-half of the arbitrators’ expenses and Buyer shall pay one-half.  The parties shall pay their own legal expenses.  The arbitrators shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law.  Such findings of fact shall be final and binding on the parties but such conclusions of law shall be subject to appeal in any court of competent jurisdiction.  For these purposes, the parties agree that all appeals shall be brought in the state or federal courts of appropriate subject matter jurisdiction in New York and each party hereby submits itself to the exclusive in personam jurisdiction of such courts for purposes of any such appeals. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages.  Notwithstanding anything to the contrary in this Section 12.7, either party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this Section 12.7.  If proper notice of any hearing has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

12.8         Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12.9         Representations and Warranties.  Each party represents and warrants to the other that (i) it is an entity duly organized and validly existing under the laws of its state of organization, (ii) it has the power and authority to enter into this Agreement and to perform fully all of its obligations under this Agreement, (iii) it is under no contractual or other legal obligation that might interfere in any way with its prompt and complete performance under this Agreement, and (iv) the person executing this Agreement on its behalf has been duly authorized to do so and such execution is binding upon it.

12.10       Access to Facilities.  Buyer shall provide CMUS with reasonable access during normal business hours to the NOC and other areas of the facilities hereunder located at the NOC Building required in relation to the Services subject to such supervision and restrictions as may be reasonably necessary having regard to Buyer’s obligations to third parties.  Buyer agrees that CMUS employees or contractors may occupy the space in the NOC Building provided for in Section 1(g) of Exhibit F on a full time basis for the purpose of exercising such access rights and for maintaining the computer equipment in the Server Room provided for in Section 1(h) of Exhibit F.  Any other CMUS employees or representatives will be given supervised and restricted access to the facilities used to provide the Services upon not less than two (2) business days prior written notice to Buyer or on such other terms as the parties may agree hereafter.

13.                               INDEMNIFICATION/CONSEQUENTIAL DAMAGES.

13.1         Buyer shall indemnify, defend and hold CMUS, its members, affiliates, subsidiaries, and their respective successors, officers, directors, employees, agents and customers (the “CMUS Indemnified Parties”), harmless from and against any and all third party claims, demands, proceedings, suits and actions, including any related liabilities, obligations, losses, damages, penalties, fines, judgments, settlements, expenses (including reasonable attorneys’ and accountants’ fees and disbursements) and costs (collectively, “Claims against CMUS”), incurred by, borne by or asserted against any of the CMUS Indemnified Parties to the extent such Claims against CMUS result from: (i) any intentional or willful misconduct or any negligence of any employee, agent or subcontractor of Buyer; (ii) Buyer’s or Buyer’s representatives’ infringement of a third party’s rights; (iii) any material breach of any representation or warranty made by Buyer in this Agreement; (iv) any material breach or default in the performance by Buyer of any of the covenants to be performed by Buyer under this Agreement; (v) any acts or omissions of Buyer in violation of applicable federal, state or local laws or (vi) any actual or alleged infringement or misappropriation of any patent, copyright, trademark, trade name, trade secret or other proprietary or intellectual property right by any Service provided pursuant to this Agreement except where such actual or alleged infringement or misappropriation relates to the content supplied by CMUS and carried by Buyer as a consequence of it providing the Services; provided that in no event shall Buyer’s aggregate liability hereunder exceed the aggregate of the Service Fees paid in the immediately preceding period of eighteen (18) months.

13.2         CMUS shall similarly indemnify, defend and hold Buyer, its members, affiliates, subsidiaries, and their respective successors, officers, directors, employees, agents and customers (the “Buyer Indemnified Parties”), harmless from and against any and all claims, demands, proceedings, suits and actions, including any related liabilities, obligations, losses, damages, penalties, fines, judgments, settlements, expenses (including reasonable attorneys’ and accountants’ fees and disbursements) and costs (collectively, “Claims against Buyer”), incurred by, borne by or asserted against any of the Buyer Indemnified Parties to the extent such Claims against Buyer result from: (i) any intentional or willful misconduct or any negligence of any employee, agent or subcontractor of CMUS; (ii) CMUS or CMUS’ representatives’ infringement of a third party’s rights; (iii) any material breach of any representation or warranty made by CMUS in this Agreement; (iv) any material breach or default in the performance by CMUS of any of the covenants to be performed by CMUS under this Agreement; (v) any acts or omissions of CMUS in violation of applicable federal, state or local laws; (vi) any actual or alleged infringement or misappropriation of any patent, copyright, trademark, trade name, trade secret or other proprietary or intellectual property right by any programming delivered pursuant to this Agreement or (vii) any other Claim against Buyer based on the content of such programming or other material supplied by CMUS; provided that in no event shall CMUS’ aggregate liability hereunder exceed the aggregate of the Service Fees paid in the immediately preceding period of eighteen (18) months.

13.3         Neither party nor their parent or co-owned companies, nor their officers, directors, employees, shareholders, partners, representatives, consultants and agents shall be liable to the other party or their parent or co-owned comanies, or to any officer, director, employee, shareholder, partner, representative, consultant or agent of the other party, whether in contract, tort (including strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of either party’s performance or nonperformance hereunder or the performance of their respective contractors and vendors.

14.          CROSS INDEMNIFICATION.  In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) damage to or destruction of tangible property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys’ fees and expenses, resulting there from.  The indemnifying party shall pay or reimburse the other party promptly for all such damage, destruction, death, or injury.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

CROWN MEDIA UNITED STATES, LLC	CROWN MEDIA INTERNATIONAL, LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

ORIGINATION SERVICES

1.             Buyer shall originate three full-time (52 x 7 x 24) Hallmark channels, namely Hallmark Channel East, Hallmark Channel West, and Hallmark Movie Channel with the configuration of equipment listed below.  Even though not presently the case, the Hallmark Movie Channel may eventually contain all the same types of elements that the Hallmark Channel currently contains (such as commercials).  If CMUS elects to incorporate such elements, they will be integrated by Buyer into the Hallmark Movie Channel signal at no additional charge. Each of these channels shall originate from the NOC.  Each channel shall originate in digital 525 format from any of the following:

a.               Sony Digital Betacam or IMX Video Tape Recorders (“VTR”);

b.              Video Server material previously ingested from VTRs; or material electronically delivered;

c.               Time Delay Video Server from a different primary channel; or

d.              Live feed directly from remote site routed through the NOC and delivered to the NOC at CMUS expense.

Each channel shall utilize a serial digital interface with four channels of embedded audio and shall conform to SMPTE 259M, Level C.  The three channels shall be configured as follows:

a.               The Hallmark Channel, East Coast;

b.              The Hallmark Channel, West Coast (Time Delay of the East Coast feed with the ability to cover certain program, advertising and commercial elements); and

c.               The Hallmark Movie Channel.

2.             Buyer shall provide additional equipment to facilitate closed captioning from data files, V-Chip data, cue triggers, ANSI/SCTE 30 2001 and DTMF cue tones on audio channel 3, collectively referred to as “ancillary data”, on the Hallmark Movie Channel, Hallmark East Coast channel and Hallmark West Coast Channel.  The ANSI/SCTE 30 2001 standard is not currently implemented, but will be implemented by Buyer upon 30 days written notice from CMUS.  In addition, any channel with closed-captioned data contained within the Vertical Blanking Interval (“VBI”), as defined in EIA 608, shall be passed without deletion.

3.             Buyer shall provide personnel who are of sufficient experience, in accordance with industry standards, to maintain a high quality on-air look including:  (a) engineering management personnel to assure overall technical quality and to maintain equipment within its performance parameters; (b) operations management to supervise operations personnel and equipment operation and (c) a designated management-level person as a contact for CMUS who will address all business and contractual issues including the on-air look to ensure that CMUS’ commercially reasonable expectations for network operations are being met.  Discrepancy summaries shall be

1

provided in writing to CMUS on a daily basis by Buyer in Buyer’s standard format as currently delivered by Buyer and agreed to by CMUS, with such agreement not to be unreasonably withheld or delayed.  Buyer shall use an equipment configuration in the provision of “Origination Services” to CMUS, in accordance with the following “Performance Standard”:  (a) associated synchronization equipment conforming to broadcast standards, including sync generators, signal generators, and time base correctors; (b) associated audio/video distribution and routing equipment, racks, consoles and test equipment; (c) a comprehensive monitoring system to view outgoing and return signals and to monitor the signal at various points throughout the transmission path; and (d) existing uninterrupted (UPS) and back-up generator power and HVAC for all technical and equipment areas; and e) equipment providing output signals, per channel, audio and video, for delivery to the CMUS transmission facility in accordance with the Exhibits.  All Origination equipment shall meet manufacturers’ specifications in effect at the time of purchase, or as modified and/or upgraded thereafter.  Any and all changes in the systems or equipment, from those currently utilized, which may affect the Services in any material way, must be in accordance with the Performance Standard and approved in advance by CMUS in writing before implementation.

4.             CMUS, at CMUS’ expense, shall provide a daily broadcast schedule or program grid to Buyer’s Broadcast Support department.  CMUS shall use reasonable best efforts to provide tape elements and other appropriate materials to the Buyer master control staff at least 48 hours prior to scheduled broadcast time, except for live feeds.  In the event, however, that CMUS is not able to provide any element within 48 hours of air, Buyer will nevertheless use reasonable best efforts to incorporate these elements into the Channel signal if they are actually received at the NOC, by means of physical or electronic delivery, at least 4 hours in advance of air, in the case of programming, and at least 2 hours in advance in the case of commercials, promos, interstitials or other short form material.  CMUS will be responsible for all communications links, as required, between CMUS offices and the NOC.  CMUS personnel shall verify the daily log, tape delivery, program integrity and discrepancies with Buyer personnel.  Source tapes for “direct to air” programming will be supplied to Buyer by CMUS on Sony Digital Betacam, Betacam SP or IMX, or such other tape or transmission means as the parties agree.  Source tapes for other elements, such as commercials, promos and interstitial material, may be supplied on the tape stock of other manufacturers, in addition to Sony.  In either case, such material may also be provided by electronic transfer to Buyer.  All tape stock shall be supplied by and shall remain the property of CMUS. CMUS acknowledges that it is directly responsible for arranging for and paying the costs of the following: (a) costs for shipping of its tape material to and from the NOC; (b) the delivery of any satellite turnaround programming to the NOC and (c) any third party-provided fiber optic, transponder or microwave transport other than required for uplinking of CMUS’ Services.  CMUS shall obtain and provide Buyer with all authorizations of any signal security device employed by CMUS’ program suppliers, necessary for Buyer to receive program material from CMUS’ program suppliers.

2

EXHIBIT B

TRANSMISSION AND COMPRESSION SERVICES

1.             Buyer will encode, compress, encrypt, and transport the CMUS channels to CMUS’ Uplink Provider (as defined below), on its existing platform, utilizing the CMUS fully protected, non-preemptable transponder capacity on AMC-11, or its replacement or successor, located at 131° West Longitude (the “CMUS Transponder”).  AMC-11 is owned and operated by SES Americom. All “Transmission and Compression” services provided hereunder are subject to the terms and conditions of CMUS agreements with SES Americom (the “SES Agreements”).

2.             Transmission and Compression Services shall be provided for the CMUS’ Channel(s), on a 24 hour per day basis, in a digital compressed mode using a Scientific Atlanta PowerVu Plus Digital Compression/Encryption Encoder System (the “Buyer Encoder”) as part of the compression chain, provided, however, that CMUS may specify other operational parameters for the compression system.  Buyer will not be obligated to implement any such new operational parameters if they interfere with Buyer’s ability to continue to provide compression services on the same Buyer Encoder for the signals of other parties or degrade the quality of such signals.  If CMUS wishes to implement new operational parameters for the Buyer Encoder or upgrade the Buyer Encoder software or hardware, it will pay or reimburse Buyer for the costs thereof.  Any utilization by Buyer of the Buyer Encoder to provide compression/encryption services for channels or other services transmitted over the CMUS’ Transponder, other than the services provided third parties as of the date hereof, will be subject to CMUS’ written approval.  CMUS may use the Buyer Encoder to provide compression services for the signals of third parties which are utilizing the CMUS Transponder and Buyer will permit such use provided that CMUS delivers the third party signals to the NOC “demarcation point” at its cost and reimburses Buyer for its actual costs of labor and materials necessary to modify the Buyer Encoder to accommodate the additional signals.  Buyer shall provide a protected microwave and/or fiber path from the NOC to CMUS’ transmission facility with equipment meeting the specifications contained in this Exhibit B.  Such technical specifications for the Services are based on the assumption that, if programming material is being received via third party transport, Buyer shall not be responsible for any failure of the Services to comply with the technical specifications of this Exhibit B, to the extent that such failure is caused by the third party transport systems.

3.             Buyer shall ensure that the facilities provided by Buyer have sufficient uninterrupted (UPS) and back-up generator power and HVAC for all technical operations and equipment. .

a.       The design and maintenance for Compressed Services shall be video and audio performance as specified by the compression system manufacturer.

b.       The microwave and/or fiber optics facility used to transport the Channel from the NOC to the transmission or uplink facility, if any, shall be protected.  The design for fiber optics systems shall be a digital DS3 or T3 service with 44.736 Mbps.

c.       The Buyer Encoder comprising the compression system shall transport both MPEG audio and AC-3 audio as available from Scientific-Atlanta.

3

4.             Obligations of CMUS and Buyer with respect to satellite transponders:  CMUS shall obtain the rights to use the transponder(s) to which the Channel(s) shall be transported by Buyer and shall obtain all technical information necessary to enable Buyer to provide the Services to such transponder(s).  CMUS and Buyer shall each remain in compliance with all terms and conditions contained in this Exhibit B, as they relate to CMUS’ and/or Buyer’s specific obligations.

5.             Future Uplink Services:  As provided above, Buyer shall deliver a signal to CMUS current uplink service provider or any new uplink service provider designated by CMUS (in either case the “Uplink Provider”).  The Uplink Provider is currently Comcast Digital Media Centers in Denver (“CDMC”).  Until expiry or termination of the current agreement between CDMC and CMUS (the “Uplink Agreement”) CMUS shall be solely responsible for all costs arising in connection with the uplink of such signal to the CMUS Transponder, through use of Buyer facilities to those of the Uplink Provider.  At least sixty (60) days prior to the expiration of the Uplink Agreement, CMUS will negotiate in good faith with Buyer regarding the possible provision of uplink services by Buyer.  If the parties do not reach agreement within 30 days of the commencement of these negotiations, CMUS will be free to enter into an agreement for uplink services with a third party (including a renewal of its Uplink Agreement with CMDC) and Buyer will deliver the Channel Signals at Buyer’s cost to the new Uplink Provider as provided herein.  To the extent Buyer’s reasonable cost of delivery to the new Uplink Provider, including the costs of modifying its equipment to meet any new technical standards of the Uplink Provider, exceeds the costs of delivery to the previous Uplink Provider, CMUS will reimburse Buyer for such excess cost.  The signal provided by Buyer to the Uplink Provider in connection with the Services shall be a high quality broadcast signal which permits a high quality of aural and visual signal transmission and reception.  Buyer agrees that all rights to the vertical blanking interval (“VBI”) on the CMUS contracted channels are expressly retained and reserved to CMUS.

4

EXHIBIT C

POST PRODUCTION SERVICES

Service	Rate with Operator	Rate without Operator

Avid Media Composer
Weekly Rate	$1,250.00	$750.00
Daily Rate	$415.00	$250.00

Linear Editing Bay
Weekly Rate	$1,500.00	$900.00
Daily Rate	$500.00	$300.00

Discreet Inferno/Fire
Weekly Rate	$1,900.00
Daily Rate	$640.00

QC Workstation
Hourly Rate		$25.00

1

EXHIBIT D

SATELLITE RECEPTION AUTHORIZATION SERVICES

1.             Satellite Authorization Services Provided by Buyer:  Buyer will provide satellite authorization services during normal business hours..  Each such authorization will be performed by Buyer only at CMUS’ direction and Buyer shall not in any way interfere with, deny or alter authorizations or de-authorizations.  For each such authorization or de-authorization, CMUS will provide such information on the cable or other distributor as is reasonably needed by Buyer and once this information is provided, Buyer will promptly implement the authorization.

2.             Satellite Authorization Services Performed by CMUS:  In the alternative, CMUS may perform its own satellite authorizations.  In such event, Buyer will provide a dial-up modem interface into the multiplex equipment used to trigger authorizations to enable CMUS to directly control the authorizations of CMUS’ affiliates. The transfer of this responsibility will be in writing by CMUS with 30 days notice.  After the transfer of responsibility, Buyer will assume no responsibility for authorization or database management, and no reduction in fees will be applied to this Agreement.

3.             Re-hits:  Whether initial authorizations are performed by Buyer or by CMUS, from time to time, it may be necessary to perform “re-hits” for the headend equipment, or to change the headend equipment for different equipment.  In these situations, the distributor will call Buyer and make appropriate identification of the system, and request a “re-hit” or change of equipment.  (For a change of equipment, caller must be able to provide the existing equipment identification numbers.)  Buyer will then perform the “re-hit” or equipment change.  Buyer will maintain, monitor, and answer a 24 hour authorization and technical telephone hotline to assist CMUS affiliates with these requests. All incoming and outgoing calls will be logged, in a manner acceptable to CMUS as at the Effective Date, and this log, along with reports on any re-hits or equipment changes performed in response to the calls, will be provided CMUS on a weekly basis.

All related shipping of IRDs will be billed to CMUS at Buyer’s cost.

1

EXHIBIT E

REPORTING SERVICE PROBLEMS

CMUS may report routine service problems, outages and degraded Services to Buyer operators, available on a 24-hour basis at the Network Operations Center and shall specify the date and time of the service problem, outage and/or degraded service, the number and type of receive systems affected, the specific nature of the problem experienced, and the extent and severity of the service problem, outage, and or degraded service.  For normal procedures and emergencies, 24 hours per day:

Business Hours Contacts (9:00 AM - 5:00 PM Mountain Time):

Jose Perez, Sr. Manager of Broadcast Support and Affiliate Operations (IRD Authorizations)	(303) 967 4624
Doug Miller, Sr. Manager of Network Operations	(303) 967 4621
cell (303) 881 8698
Brett Pierce, Chief Engineer	(303) 967 4763

24-Hour Emergency Telephone:
Broadcast Operations Control	(720) 554 1851
(720) 554-1852
Broadcast Operations Control Fax	(720) 554 1863

All notices involving an emergency response shall indicate

-Urgent, immediate response required-

Buyer will promptly update these contact names/numbers as needed

1

EXHIBIT F

SERVICES

1.                                      Monthly Services

The following services shall apply for the Service Term.

a.                Origination and Playback of Hallmark East Coast Channel

b.               Origination and Playback of Hallmark West Coast Channel

c.                Origination and Playback of Hallmark Movie Channel

d.               Compression and Transmission of all channels to CMUS’ Uplink Provider

e.                IRD Authorization

f.      Library Services:  Buyer will provide a secured climate-controlled video tape storage area on a 24-hour per day basis for a maximum of 15,000] tapes as part of the Service contract.  Buyer will also provide capacity for digital storage of up to a total of 360 hours of programming, commercial and promotions material across all three existing channels.

g.     Premises:  During the Service Term, Buyer will provide CMUS with two workstation cubicles located at the NOC facility with fixtures, furniture and equipment equivalent to that provided for similar personnel at Buyer.

h.     Buyer will provide CMUS with the use of an enclosed and secure space, a diagram of which is attached hereto as Exhibit G, for use as a “Server Room”,  This space will be the same space as is currently used for that purpose.  The following services will be provided by Buyer for the Server Room, to the same extent currently provided for other areas of the NOC facility:

(i) electrical service supported by generators, uninterruptible power supplies and power distribution units.

(ii)  HVAC.

(iii) Access control security systems

(iv)  Fire detection and protection sprinkler systems.

(v) Environmental monitoring and response.

Up to two employees or contractors of CMUS may have unrestricted access to this Server Room on a 24 hour basis.  No other personnel of Buyer or a third party will have access to the Server Room without CMUS’ consent, provided however, that Buyer will be given a master key to the premises and be allow to access the Server Room without consent in case of emergency or to satisfy the requirements of applicable law, such as safety inspection requirements.  All equipment in the Server Room will be owned by CMUS and maintained by the CMUS contractors or employees.

1

2.                                      Security Deposit.

Because the CMUS channels are currently originating from the NOC, the security deposit requirement is waived.  If new channels are launched pursuant to the Additional Channel Options, a security deposit may be required to help defray additional capital outlays by Buyer, but such security deposit will not exceed an amount equal to two months Monthly Service Fee for such Channel.

3.                                      Service Interruption Credits.

A “Service Interruption” shall mean the failure of Buyer to deliver a signal meeting the technical standards hereunder as well as conforming in all respects to and containing all the audio and video elements described in the broadcast log prepared by CMUS, which is not the result of CMUS’ failure to timely perform any of its obligations or provide accurate materials and elements under this Agreement, including program or channel schedules, program logs, accurately labeled program tapes, commercials, or output(s) of CMUS or as a result of any other breach of this Agreement by CMUS.  Buyer shall grant CMUS a Service Interruption Credit of the Monthly Service Fees in Paragraphs 1(a) and (b) above, as appropriate, based upon the ratio of total number of Outage minutes divided by 43,200 (total minutes in a 30-day month).  Failure to provide other Services hereunder will be subject to a pro rata reduction in the applicable fees for those Services.  The issuance of or CMUS entitlement to Service Interruption Credits under this paragraph shall not affect CMUS termination rights under Paragraph 10.2.  CMUS will not be entitled to a Service Interruption Credit unless and until it has paid the Monthly Fee for the period for which the Service Interruption Credit is due.

2